Filed pursuant to rule 433
Registration Nos. 333-132370 and 333-132370-01
Equity First Performance First OFFERING SUMMARY (Related to the Pricing Supplement No. 2007-MTNDD202, Subject to Completion, Dated December 17, 2007) CITIGROUP FUNDING INC. Medium-Term Notes, Series D Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. PACERSSM PREMIUM MANDATORY CALLABLE EQUITY-LINKED SECURITIES PACERSSM Based Upon the iShares®MSCI Emerging Markets Index Fund Due 2009 Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and related prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407. Investment Products Not FDIC Insured May Lose Value No Bank Guarantee December 17, 2007

Preliminary Terms
Benefits of the PACERS
Key Risk Factors for the PACERS
Description of the iShares MSCI Emerging Markets Index Fund

PACERS SM

Based Upon the
iShares® MSCI Emerging Markets Index Fund
Premium mAndatory Callable
Equity-linked secuRitieS due 2009

This offering summary represents a summary of the terms and conditions of the PACERS. We encourage you to read the preliminary pricing supplement and accompanying prospectus supplement and prospectus related to this offering. Capitalized terms used in this overview are defined in the “Preliminary Terms” below.

Overview of the PACERS SM

Premium mAndatory Callable Equity-linked secuRitieS, or PACERS SM , are callable equity-linked investments that offer participation in a portion of the appreciation, if any, of the price of the iShares® MSCI Emerging Markets Index Fund on which the PACERS are based, while also providing limited protection against a decline in that price. The PACERS Based Upon the iShares® MSCI Emerging Markets Index Fund have a maturity of approximately 1.5 years and are issued by Citigroup Funding Inc. Some key characteristics of the PACERS include:

¡	No Periodic Fixed Payments. The PACERS do not offer current income, which means that you will not receive any periodic interest or any other periodic payments on the PACERS. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the Index Fund Shares unless and until you receive the Index Fund Shares at maturity, if applicable. The Mandatory Call Premium on the PACERS, if any, will be paid only if the PACERS are called on any Call Date and depends on the closing price of the Index Fund Shares on each Call Date.

¡	Mandatory Call. The PACERS are mandatorily callable by Citigroup Funding on any of the three Call Dates during any of the three semi-annual Call Determination Periods, commencing approximately six months after the Issue Date, if the closing price of the Index Fund Shares on any Call Date is greater than or equal to the closing price of the Index Fund Shares on the Pricing Date. The PACERS will not otherwise be called even if the closing price on any other day is greater than or equal to the Initial Share Price. If mandatorily called, you will receive an amount in cash per PACERS equal to $10 plus the applicable Mandatory Call Premium, which is expected to be approximately (i) 11.5% to 13.0% (to be determined on the Pricing Date), if called in August 2008, (ii) 23.0% to 26.0% (to be determined on the Pricing Date), if called in February 2009, and (iii) 34.5% to 39.0% (to be determined on the Pricing Date), if called in August 2009.

¡	No Principal Protection. While the PACERS provide limited protection against the decline in the price of the Index Fund Shares, PACERS are not principal protected. If the PACERS are not called, for each PACERS you hold at maturity you will receive $10 in cash unless the closing price of the Index Fund Shares on any trading day after the Pricing Date up to and including the Valuation Date is less than or equal to approximately 70% (to be determined on the Pricing Date) of the Initial Share Price. In that case, you will receive a fixed number of the Index Fund Shares equal to the Share Ratio ($10 divided by the closing price of the Index Fund Shares on the Pricing Date)

(or, if you elect, the cash value of those shares). If you receive a fixed number of Index Fund Shares equal to the Share Ratio at maturity (or, if you elect, the cash value of those shares) and the price of the Index Fund Shares at maturity (or on the Valuation Date if you elect to receive the cash value of those shares) is less than the Initial Share Price, the amount you receive at maturity for each PACERS will be less than the amount of your initial investment and could be zero, in which case your investment in the PACERS will result in a loss.

The PACERS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the PACERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the PACERS at maturity is not guaranteed.

Types of Investors

The PACERS may be an attractive investment for investors with a neutral to mildly optimistic investment view on the Index Fund Shares who are willing to accept risk to the principal invested, including:

¡	Investors with neutral to moderate growth expectations for the Index Fund Shares who also seek limited protection against loss

¡	Investors willing to forego potential upside appreciation in the Index Fund Shares in return for the potential to receive a fixed per annum return if the PACERS are called

¡	Current or prospective holders of the Index Fund Shares who are willing to accept the downside risk in the Index Fund Shares subject to limited protection against loss

Preliminary Terms

Issuer:	Citigroup Funding Inc.

Security:	Premium mAndatory Callable Equity-linked secuRitieS (PACERSSM) Based Upon the iShares® MSCI Emerging Markets Index Fund

Index Fund Shares:	iShares® MSCI Emerging Markets Index Fund (NYSE Symbol: “EEM”)

Guarantee:	Any payments due on the PACERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PACERS are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest.

Rating of the Issuer’s Obligations:	Aa3/AA (Moody’s/S&P) based upon the Citigroup Inc. guarantee; however, because the PACERS are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.

Principal Protection:	None.

Pricing Date:	January , 2008.

Issue Date:	Three business days after the Pricing Date.

Valuation Date:	Three business days before the Maturity Date.

Maturity Date:	Approximately 1.5 years from the Issue Date.

Issue Price:	$10 per PACERS.

Coupon:	None.

Amount to Be Received at Maturity:	If not called before the Maturity Date, for each $10 PACERS:
(1) a number of Index Fund Shares equal to the Share Ratio (or, if you exercise your Cash Election Right, the cash value of those shares based on the closing price of the Index Fund Shares on the Valuation Date) if the closing price of the Index Fund Shares on any trading day after the Pricing Date up to and including the Valuation Date has declined by approximately 30% (to be determined on the Pricing Date) or more from the Initial Share Price, or
(2) $10 in cash.

Cash Election Right:	You may elect to receive from Citigroup Funding for each PACERS you hold on the Maturity Date the cash value of the Index Fund Shares you would otherwise be entitled to at maturity. If you elect to exercise the Cash Election Right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the PACERS. You should refer to the section “Description of the PACERS – Determination of the Amount to be Received at Maturity” in the preliminary pricing supplement for more information about the Cash Election Right.

Share Ratio:	A number of Index Fund Shares per PACERS equal to $10 divided by the Initial Share Price (actual ratio to be determined on the Pricing Date).

Initial Share Price:	The closing price of the Index Fund Shares on the Pricing Date.

Mandatory Call Feature:	Mandatorily callable semi-annually in whole, but not in part, on any Call Date if the closing price of the Index Fund Shares on any Call Date is equal to or greater than the Initial Share Price. If we call the PACERS during any Call Determination Period, the related call payment date will be at least three business days after the relevant Call Date or, in the case of the Call Determination Period beginning on August , 2009, at maturity.

Call Dates:	Any trading day during any Call Determination Period on which the PACERS are mandatorily called.

Call Determination Period:	Each of the three-trading-day periods, starting on and including August , 2008, February , 2009, and August , 2009.

Mandatory Call Premium:	(1) Approximately 11.5% to 13.0% (to be determined on the Pricing Date), if called in August 2008
(2) Approximately 23.0% to 26.0% (to be determined on the Pricing Date), if called in February 2009
(3) Approximately 34.5% to 39.0% (to be determined on the Pricing Date), if called in August 2009

Call Price:	(1) $ per PACERS, if called in August 2008 (2) $ per PACERS, if called in February 2009 (3) $ per PACERS, if called in August 2009

Listing:	Application will be made to list the PACERS on the American Stock Exchange under the symbol “PUO.”

Underwriting Discount:	2.25% (including the 2% sales commission described below)

Sales Commission Earned:	$0.20 per PACERS for each PACERS sold by a Smith Barney Financial Advisor.

Calculation Agent:	Citigroup Global Markets Inc.

CUSIP:

Benefits of the PACERS

¡	Potential Return Through Mandatory Call Feature. Citigroup Funding must call the PACERS and pay you an amount in cash equal to $10 plus the applicable Mandatory Call Premium of approximately 23% to 26% per annum on a simple interest basis (to be determined on the Pricing Date), if on any Call Date the closing price of the Index Fund Shares is equal to or greater than the Initial Share Price. In this case, your return on the PACERS will be greater than your initial investment, although you will not receive a return of more than approximately 23% to 26% per annum on a simple interest basis (to be determined on the Pricing Date).

¡	Protection Against Loss in Limited Circumstances. If Citigroup Funding does not call the PACERS, at maturity you will receive your original investment in the PACERS even if the closing price of the Index Fund Shares has declined from the Initial Share Price, as long as the closing price of the Index Fund Shares on any trading day after the Pricing Date up to and including the Valuation Date does not decline from the Initial Share Price by the predetermined percentage or more. In this case, you will not suffer the same loss that a direct investment in the Index Fund Shares would produce. However, if the closing price of the Index Fund Shares on any trading day after the Pricing Date up to and including the Valuation Date does decline by the predetermined percentage or more, the amount you receive at maturity may be less than your initial investment and could be zero.

Key Risk Factors for the PACERS

An investment in the PACERS involves significant risks. While some of the risks are summarized below, please review the “Risk Factors Relating to the PACERS” section of the preliminary pricing supplement related to this particular offering and the “Risk Factors” section of the accompanying prospectus supplement for a full description of risks.

¡	Potential for Loss. If Citigroup Funding does not call the PACERS, the amount you will receive at maturity of the PACERS will depend on the closing price of the Index Fund Shares during the term of the PACERS. If on any trading day after the Pricing Date up to and including the Valuation Date, the closing price of the Index Fund Shares declines from the Initial Share Price by the predetermined percentage or more and the PACERS are not called, you will receive a number of the Index Fund Shares at maturity (or, if you elect, the cash value of those shares) with a value that will likely be less than the amount of your initial investment in the PACERS and which could be zero. In this case your investment in the PACERS will result in a loss.

¡	No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the PACERS. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the Index Fund Shares unless and until you receive shares of the Index Fund at maturity, if applicable.

¡	Volatility of the Index Fund Shares. Historically, the price of the Index Fund Shares has been volatile. From April 11, 2003 to December 14, 2007, the closing price of the Index Fund Shares has been as low as $33.23 and as high as $167.19 per share. As a result, on more than one occasion from November 11, 2006 to December 14, 2007, the closing price of the Index Fund Shares has been less than 70% of its closing price of $149.90 on December 14, 2007. If we do not call the PACERS, whether you receive an amount at maturity in cash equal to the amount of your initial investment in the PACERS or an amount less than your initial investment depends upon the closing price of the Index Fund Shares on any trading day during the term of the PACERS. The volatility of the price of the Index Fund Shares may result in your receiving a number of the Index Fund Shares at maturity (or, if you elect, the cash value of those shares) with a value less than your initial investment in the PACERS, and will result in a loss.

¡	Appreciation May Be Limited. If the PACERS are mandatorily called, you will receive an amount in cash equal to $10 plus the applicable Mandatory Call Premium. The opportunity to participate in possible increases in the price of the Index Fund Shares is unavailable if the PACERS are mandatorily called because the return you receive will be limited to the applicable Mandatory Call Premium. Your return on the PACERS may be less than your return on a similar security that allowed you to participate more fully in the appreciation of the Index Fund Shares.

¡	Potential for a Lower Comparative Yield. Because you will not receive any periodic payments of interest or any other periodic payments on the PACERS, if the PACERS are not mandatorily called (and regardless of whether the closing price of the Index Fund Shares on any trading day after the Pricing Date up to and including the Valuation Date declines by the predetermined percentage or more), the effective yield on the PACERS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

¡	Relationship to the iShares®MSCI Emerging Markets Index Fund. You will have no rights against the iShares® MSCI Emerging Markets Index Fund, the issuer of the Index Fund Shares, even though the market value of the PACERS and the amount you will receive at maturity depend on the price of the Index Fund Shares. The iShares® MSCI Emerging Markets Index Fund is not involved in the offering of the PACERS and has no obligation relating to the PACERS. In addition, you will have no voting rights and will not receive any dividend or other distributions, if any, with respect to the Index Fund Shares unless and until you receive Index Fund Shares at maturity, if applicable.

¡	Value of the Index Fund Shares May Not Completely Track the Value of the MSCI Emerging Markets Index. Although the trading characteristics and valuations of the Index Fund Shares will usually mirror the characteristics and valuations of the MSCI Emerging Markets Index, the value of the Index Fund Shares may not completely track the value of the MSCI Emerging Markets Index. The Index Fund Shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index. Additionally, because the Index Fund Shares do not represent all of the stocks underlying the MSCI Emerging Markets Index but only a representative sample of securities which have a similar investment profile as the stocks underlying the MSCI

Emerging Markets Index, the Index Fund Shares will not fully replicate the performance of the MSCI Emerging Markets Index.

¡	Conditions in the Relevant Securities Markets. Although the market price of the Index Fund Shares may not completely track the value of the MSCI Emerging Markets Index or the price of the stocks underlying the MSCI Emerging Markets Index, the market price of the Index Fund Shares is expected to correspond generally to the value of those publicly traded equity securities in the relevant equity markets, as compiled and weighted by the MSCI Emerging Markets Index. Investments in securities linked to the value of emerging markets may be more volatile than the U.S. or other securities markets. Securities prices in emerging markets are also subject to political, economic, financial and social factors that apply in such emerging markets. These factors, which could negatively affect those emerging markets, include the possibility of changes in the political leadership and economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in relevant equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, economies of emerging markets may differ favorably or unfavorably from the U.S. economy.

¡	Currency Exchange Risk. Because the closing price of the Index Fund Shares generally reflects the U.S. dollar value of the securities represented in the MSCI Emerging Markets Index, holders of the PACERS will be exposed to currency exchange rate risks with respect to relevant currencies in which most or all of the securities or underlying securities represented in the MSCI Emerging Markets Index trade. An investor’s net exposure will depend on the extent to which relevant currencies strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the U.S. dollar strengthens against relevant currencies, the price of the Index Fund Shares will be adversely affected and the amount you receive at maturity or the market value upon sale prior to maturity may be reduced.

¡	Secondary Market May Not Be Liquid. Citigroup Funding will apply to list the PACERS on the American Stock Exchange, but the secondary market may not be liquid and may not continue for the term of the PACERS. Although Citigroup Global Markets intends to make a market in the PACERS, it is not obligated to do so.

¡	Resale Value of the PACERS May be Lower Than Your Initial Investment. Due to, among other things, changes in the price of and dividend yield on the Index Fund Shares, interest rates, the earnings performance of the Index Fund Shares, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the PACERS may trade at prices below their initial issue price of $10 per PACERS. You could receive substantially less than the amount of your initial investment if you sell your PACERS prior to maturity.

¡	Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the PACERS. Further, Citigroup Funding or its affiliates expects to hedge its obligations under the PACERS through the trading of the Index Fund Shares and/or stocks included in the MSCI Emerging Markets Index or derivative instruments relating to the Index Fund Shares, the MSCI Emerging Markets Index or the stocks included in the MSCI Emerging Markets Index. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the PACERS may result in a conflict of interest.

¡	The United States Federal Income Tax Consequences of the PACERS Are Uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the PACERS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the United States Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in the preliminary pricing supplement related to this offering. It is also possible that future regulations or other IRS guidance would require you to accrue income on the PACERS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the PACERS in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this offering summary and under “What Are the United States Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in the preliminary pricing supplement related to this offering, and that any such guidance could have retroactive effect.

¡	Citigroup Inc. Credit Risk. The PACERS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PACERS.

Description of the iShares® MSCI Emerging Markets Index Fund

iShares, Inc. and the iShares® MSCI Emerging Markets Index Fund

According to publicly available documents, the iShares® MSCI Emerging Markets Index Fund is one of numerous separate investment portfolios called “Funds” which make up iShares, Inc., a registered investment company. iShares, Inc. is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares, Inc. files reports (including its Annual Report to Shareholders on Form N-CSR for the twelve-month period ended August 31, 2007; its Quarterly Schedule of Portfolio Holdings on Form N-Q for the period ended May 31, 2007 and other information with the SEC. iShares, Inc.’s reports and other information are available to the public from the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary— Where You Can Find More Information” in the accompanying prospectus.

The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed as an equity benchmark for international stock performance. It is designed to measure equity market performance in the global emerging markets. As of June 2007, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As of October 31, 2007, the MSCI Emerging Markets Index’s five largest stocks were POSCO (ADR), OAO Gazprom (REG S ADS), China Mobile Ltd., Samsung Electronics Co., Ltd. (GDR REGS 144A), and Taiwan Semiconductor Manufacturing Co., Ltd. (Sponsored ADR) and its three largest industries were financials, energy and materials.

The iShares® MSCI Emerging Markets Index Fund uses a “Representative Sampling” strategy to try to track the MSCI Emerging Markets Index, which means it invests in a representative sample of securities in the MSCI Emerging Markets Index, which have a similar investment profile as the MSCI Emerging Markets Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. In order to improve its portfolio liquidity and its ability to track the underlying index, the Fund may invest up to 10% of its assets in shares of other iShares Funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index.

The iShares® MSCI Emerging Markets Index Fund’s top portfolio holdings can be found on iShares® website. Funds like the iShares® MSCI Emerging Markets Index Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. Fund fact sheets which provide information regarding the iShares® MSCI Emerging Markets Index Fund’s top holdings may be requested by calling 1-800-iShares.

For information on the MSCI Emerging Markets Index, which the Index Fund seeks to generally track, see “Description of iShares® MSCI Emerging Markets Index Fund— MSCI Emerging Markets Index” in the accompanying preliminary pricing supplement.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of iShares, Inc.’s publicly available documents and neither has made any due diligence investigation or inquiry of iShares, Inc. in connection with the iShares® MSCI Emerging Markets Index Fund or the offering of the PACERS. No representation is made that the publicly available information about iShares, Inc. or the iShares® MSCI Emerging Markets Index Fund is accurate or complete.

The PACERS represent obligations of Citigroup Funding and Citigroup Inc. only. The Index Fund, iShares, Inc. and Barclays Global Investors, N.A. are not involved in any way in this offering and have no obligations relating to the PACERS or to holders of the PACERS.

iShares® is a registered trademark of Barclays Global Investors, N.A. (which we refer to as BGI). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets and its affiliates. The PACERS are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the owners of the PACERS or any member of the public regarding the advisability of investing in the PACERS. BGI has no obligation or liability in connection with the operation, marketing or sale of the PACERS.

MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of emerging markets. It was launched on April 7, 2003 at an initial price of $33.33. The identity and approximate sector weight of the five largest sectors represented in the MSCI Emerging Markets Index as of October 31, 2007 were as follows: Financials (21.56%), Energy (17.27%), Materials (15.72%), Information Technology (13.61%) and Telecommunication Services (12.07%). Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI on its website.

The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

THE MSCI EMERGING MARKETS INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT, AND YOUR RETURN ON THE PACERS, IF ANY, WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Historical Data on the Index Fund Shares

The Index Fund Shares have been listed on the New York Stock Exchange under the symbol “EEM” since February 16, 2007. From April 7, 2003 to February 15, 2007, the shares were listed on the American Stock Exchange. The following table sets forth, for each of the quarterly periods indicated, the high and low sales prices for the Index Fund Shares, as reported on the New York Stock Exchange or the American Stock Exchange, as applicable, as well as the cash dividends paid per share of Index Fund. During the period reflected in the table below, the Index Fund split its shares 3 for 1 on June 8, 2005. The data appearing in the table below have been adjusted to reflect this split.

Holders of PACERS will not be entitled to any rights with respect to the Index Fund Shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving the Index Fund Shares at maturity, if applicable.

	High	Low	Dividend

2003
Quarter
Second (from inception April 7)	$41.1167	$33.2333	$0.0000
Third	47.7600	40.0000	0.0000
Fourth	54.7000	45.9033	0.0000
2004
Quarter
First	59.6667	54.9167	0.2714
Second	60.8000	47.6500	0.0000
Third	57.5933	50.7667	0.0000
Fourth	67.3000	56.6167	0.8043
2005
Quarter
First	74.1762	63.3767	0.0000
Second	73.1800	64.5900	0.0000
Third	85.1400	71.0000	0.0000
Fourth	90.0000	74.8500	0.9875
2006
Quarter
First	101.3900	90.0000	0.0000
Second	111.2500	81.3500	0.0000
Third	100.0000	87.0700	0.0000
Fourth	114.8000	94.9000	1.5725
2007
Quarter
First	119.5800	103.5600	0.0000
Second	133.9300	116.2200	0.0000
Third	152.0000	111.4100	0.0000
Fourth (through December 14, 2007)	167.4800	141.5300	Not yet declared

The closing price of the Index Fund Shares on December 14, 2007 was $149.90.

The following graph sets forth the daily closing price of the Index Fund Shares, as reported on the AMEX or the NYSE, as applicable, from April 11, 2003 to December 14, 2007. The data reflected in the graph below was obtained from Bloomberg L.P. Past closing prices of the Index Fund Shares are not indicative of future closing prices for the Index Fund Shares.

Hypothetical Examples

The examples of hypothetical Call Prices and amounts received at maturity set forth below are intended to illustrate the effect of different closing prices of the Index Fund Shares on the amount you will receive in respect of the PACERS upon a mandatory call or at maturity. All of the hypothetical examples are based on the following assumptions:

¡	Issue Price: $10.00 per PACERS

¡	Pricing Date: January 25, 2008

¡	Settlement Date: January 30, 2008

¡	Valuation Date: August 6, 2009

¡	Maturity Date: August 11, 2009

¡	Initial Index Fund Share Price: $161.95

¡	Index Fund Share Price at which a Mandatory Call occurs: $161.95 (the hypothetical Initial Index Fund Share Price)

¡	Mandatory Call Premium:

a.	12.00%, if called on any Call Date in August 2008

b.	24.00%, if called on any Call Date in February 2009

c.	36.00%, if called on any Call Date in August 2009

¡	Share Ratio: 0.06175 Index Fund Shares per PACERS

¡	Annualized dividend yield of the Index Fund Shares: 0.97%.

¡	If the PACERS have not been previously called, at maturity, whether you receive Index Fund Shares (or the cash value of those shares at your election) or your initial investment ($10.00 per PACERS) depends on whether the closing price of the Index Fund Shares has declined by 30% or more (to $113.37 or less, the “Downside Trigger Price”) from the Initial Share Price on any trading day after the Pricing Date up to and including the Valuation Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive at maturity will depend on the Initial Share Price; whether the closing price of the Index Fund Shares on any Call Date is greater than or equal to the Initial Share Price, causing the PACERS to be called; and if the PACERS are not called, whether the closing price of the Index Fund Shares on any trading day after the Pricing Date up to and including the Valuation Date has declined by approximately 30% or more (to be determined on the Pricing Date) from the Initial Share Price causing you to receive a fixed number of shares of Index Fund Shares at maturity (or the cash value of those shares at your election).

Additionally, if you elect to receive the cash value of the Index Fund Shares equal to the Share Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the closing price of the Index Fund Shares on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the closing price of the Index Fund Shares changes from the Valuation Date to maturity. Conversely, if you do not make a cash election and instead receive a number of the Index Fund Shares at maturity equal to the Share Ratio, the value of those shares at maturity will be different from the value of those shares on the Valuation Date if the closing price of the Index Fund Shares changes from the Valuation Date to maturity.

PACERS Are Mandatorily Called on any of the Call Dates

The PACERS have not been previously called and the closing price of the Index Fund Shares on the relevant Call Date is equal to or greater than $161.95, the price at which a Mandatory Call occurs. The PACERS are consequently called at the applicable Call Price of $10.00 plus the Mandatory Call Premium per PACERS.

a. If the Call Date occurs in August 2008, the Call Price will be $10.00 plus a Mandatory Call Premium of $1.20 Call Price = $10.00 + $1.20 = $11.20 per PACERS
b. If the Call Date occurs in February 2009, the Call Price will be $10.00 plus a Mandatory Call Premium of $2.40 Call Price = $10.00 + $2.40 = $12.40 per PACERS

c. If the Call Date occurs in August 2009, the Call Price will be $10.00 plus a Mandatory Call Premium of $3.60 Call Price = $10.00 + $3.60 = $13.60 per PACERS
d.  Even if the Downside Trigger Price has been breached, the PACERS will be called on any Trading Day within any Call Determination Period if the Closing Price of the
Index Fund Shares on such date is equal to or greater than $161.95, the price at which a Mandatory Call would occur. If the Call Date occurs in August 2009, the Call Price will be $10.00 plus a Mandatory Call Premium of $3.60 Call Price = $10.00 + $3.60 = $13.60 per PACERS

PACERS Are Not Mandatorily Called on any of the Call Dates and Downside Trigger Price is Not Breached

The PACERS are not called on any of the Call Dates, and the closing price of the Index Fund Shares is not less than or equal to 70.00% of the Initial Share Price, or $113.37, on any trading day after the Pricing Date up to and including the Valuation Date.

Since the Closing Price of the Index Fund Shares on any Trading Day after the Pricing Date up to and including the Valuation Date is not less than or equal to $113.37, the amount received at maturity will be $10.00 per PACERS. Amount received at maturity = $10.00 per PACERS

PACERS Are Not Mandatorily Called on any of the Call Dates and Downside Trigger Price is Breached

The PACERS are not called on any of the Call Dates, and the closing price of the Index Fund Shares is less than 70.00% of the Initial Share Price, or $113.37, on any trading day after the Pricing Date up to and including the Valuation Date. At maturity you will receive for each PACERS a number of the Index Fund Shares equal to the Share Ratio, or 0.06175 Shares (or the cash value of those shares at your election).

Even if the closing price of the Index Fund Shares is greater than $161.95, or the price at which a Mandatory Call occurs, at one or more times prior to the Valuation Date, the closing price of the Index Fund Shares is below $161.95 on all of the Call Dates. Consequently, the PACERS will not be called on any Call Date.

If the Closing Price of the Index Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date is equal to or less than $113.37, then you will receive at maturity a number of the Index Fund Shares equal to the Share Ratio (or the cash value of those Shares at your election). If the Closing Price of the Index Fund Shares on the Maturity Date is $80.98, then the market value of the Index Fund Shares you will receive, based on such Closing Price, will be $5.00. Value of the Index Fund Shares received at maturity = 0.06175 shares * $80.98 = $5.00

Summary Chart of Hypothetical Examples

PACERS are mandatorily called on any Call Date

	Any Call
	Date
	falling on	Any Call Date
	August	falling on
Date on which the PACERS are called	2008	February 2009

Hypothetical Initial Share Price	$161.95	$161.95

Hypothetical lowest closing price on or prior to the Valuation Date	$145.76	$129.56

Is the hypothetical lowest closing price less than or equal to 70.00% of the Initial Share Price, or $113.37?	No	No

Hypothetical minimum Share Price at which a Mandatory Call would occur	$161.95	$161.95

Hypothetical closing price of the Underlying Shares on the Call Date	$166.00	$174.10

Call Price for the PACERS	$11.20	$12.40

Return on the Underlying Shares (excluding any cash dividend payments)	2.50%	7.50%

Return on the Underlying Shares (including all cash dividend payments)	2.99%	8.47%

Return on the PACERS	12.00%	24.00%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Any Call Date	Any Call Date
	falling on	falling on
Date on which the PACERS are called	August 2009	August 2009

Hypothetical Initial Share Price	$161.95	$161.95

Hypothetical lowest closing price on or prior to the Valuation Date	$134.09	$80.98

Is the hypothetical lowest closing price less than or equal to 70.00% of the Initial Share Price, or $113.37?	No	Yes

Hypothetical minimum Share Price at which a Mandatory Call would occur	$161.95	$161.95

Hypothetical closing price of the Underlying Shares on the Call Date	$195.96	$170.05

Call Price for the PACERS	$13.60	$13.60

Return on the Underlying Shares (excluding any cash dividend payments)	21.00%	5.00%

Return on the Underlying Shares (including all cash dividend payments)	22.46%	6.46%

Return on the PACERS	36.00%	36.00%

PACERS are not mandatorily called on any of the Call Dates

	Downside	Downside
	Trigger Not	Trigger
	Breached	Breached

Hypothetical Initial Share Price	$161.95	$161.95

Hypothetical lowest closing price on or prior to the Valuation Date	$121.46	$80.98

Is the hypothetical lowest closing price less than or equal to 70.00% of the Initial Share Price, or $113.37?	No	Yes

Will 0.06175 (the Hypothetical Exchange Ratio) shares of the Underlying Shares be delivered at Maturity?	No	Yes

Hypothetical closing price of the Underlying Shares on the Call Date at Maturity	$129.56	$80.98

Maturity Payment (cash or value of the Underlying Shares per PACERS)	$10.00	$5.00

Return on the Underlying Shares (excluding any cash dividend payments)	-20.00%	-50.00%

Return on the Underlying Shares (including all cash dividend payments)	-18.55%	-48.55%

Return on the PACERS (either in cash or the market value of the Underlying Shares)	0.00%	-50.00%

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for U.S. investors that are initial holders of the PACERS and that hold PACERS and, if applicable, the Index Fund Shares received at maturity of the PACERS as capital assets.

In purchasing a PACERS, you agree with Citigroup Funding Inc. that you and Citigroup Funding Inc. intend to treat a PACERS for U.S. federal income tax purposes as a derivative financial instrument providing for the future purchase of, or payment based on the value of, the Index Fund Shares. Under such treatment, if you receive Index Fund Shares at maturity, you will not recognize gain or loss on the purchase of the Index Fund Shares and your tax basis in the shares received will be equal to your purchase price for the PACERS. However, there is no assurance that the IRS will agree with this treatment and you may be required by the IRS to recognize gain if the value of the shares of the Index Fund Shares received is greater than your purchase price for the PACERS. If you receive cash instead of the Index Fund Shares at maturity, then under such treatment you will recognize capital gain or loss equal to the amount of cash received at maturity of the PACERS minus your purchase price for the PACERS. Upon the mandatory redemption of the PACERS for cash prior to or at maturity, or the sale or other taxable disposition of a PACERS, you will generally recognize capital gain or loss under such treatment equal to the difference, if any, between the amount realized as a result of such mandatory redemption, sale or other taxable disposition and your tax basis in the PACERS. Any such gain or loss generally will be long-term capital gain or loss if you have held the PACERS for more than one year at the time of disposition. It is possible that the PACERS would be treated as a “constructive ownership transaction” with respect to the Index Fund Shares, in which case some of the long-term capital gain, if any, on a PACERS held for more than one year could be recharacterized as ordinary income and any resulting deemed underpayment of tax subject to an interest charge.

Due to the absence of authority as to the proper characterization of the PACERS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above, and alternative treatments of the PACERS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the PACERS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the PACERS in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the PACERS. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Treasury regulations governing contingent payment debt instruments; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as constructive ownership transactions discussed above. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERS are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the PACERS should consult his or her tax advisor in determining the tax consequences of an investment in the PACERS.

In the case of a holder of the PACERS that is not a U.S. person, any capital gain realized upon the maturity, sale or other disposition of the PACERS should not be subject to U.S. withholding tax if:

(i)	The holder complies with the applicable certification requirement (including in general the furnishing of an IRS Form W-8 or substitute form);

(ii)	Such gain is not effectively connected with a U.S. trade or business of such holder; and

(iii)	in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Notes.

You should refer to the preliminary pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the PACERS as long as either (A) (1) no Citigroup Global Market affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the PACERS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the PACERS or (B) its acquisition and holding of the PACERS is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PACERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PACERS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the preliminary pricing supplement related to this offering for more information.

Additional Considerations

In the event you receive Index Fund Shares at maturity of the PACERS, the amount you receive will be subject to adjustment for a number of events that modify the Index Fund’s capital or corporate structures. You should refer to the section “Description of the PACERS— Dilution Adjustments” in the preliminary pricing supplement related to this offering for more information. However, the amount you receive at maturity, if applicable, will not be adjusted for other events that may adversely affect the price of the Index Fund Shares, and these other events may have the effect of reducing the amount you receive at maturity on the PACERS if you receive Index Fund Shares.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the PACERS, either directly or indirectly.

Equity First a family of intelligent investments Equity
First a family of intelligent investments Equity First a
family of intelligent investments Equity First a family
of intelligent investments Equity First a family of inte
lligent investments Equity First a family of intelligent
investments Equity First a family of intelligent invest
ments Equity First a family of intelligent investments
Equity First a family of intelligent investments Equity
First a family of intelligent investments Equity First a
family of intelligent investments Equity First a family of
intelligent investments Equity First a family of intellig
ent investments Equity First a family of intelligent inv
estments Equity First a family of intelligent invest
ments Equity First a family of intelligent investme
nts Equity First a family of intelligent investments
Equity First a family of intelligent investments Equi
ty First a family of intelligent investments Equity Fi
rst a family of intelligent investments Equity First a
family of intelligent investments Equity First a fami
ly of intelligent investments Equity First a family of
intelligent investments Equity First a family of intel

PACERSSMis a registered service mark of Citigroup Global Markets Inc. ©2007 Citigroup Global Markets Inc. All rights reserved. Citi and Citi Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.